Exhibit 99.1

Board Members Boylen and Holloran to Retire

DUBUQUE, Iowa--(BUSINESS WIRE)--September 12, 2011--At the September Board of Directors meeting of Flexsteel Industries, Inc. (NASDAQ: FLXS), Bruce Boylen and Tom Holloran announced their decision to retire from the Board effective at the December 2011 shareholders meeting.

Bruce Boylen joined the Board in 1994, bringing with him an extensive background in the recreational vehicle industry and manufacturing operations. His career with Fleetwood Enterprises, a leading brand in the recreational vehicle industry, embraced every facet of development, manufacturing and management.

During his 17 years on the Flexsteel Board, he served as a member of the Nominating and Compensation Committee from 1994 through 2003; he served as Chair since 1995. He also was a member of the Audit and Ethics Committee. He was named Chairman of the Board in 2000.

Bruce’s operational background and experiences have provided vision and guidance to Flexsteel during his years as a Board Member and Chairman. He was Chairman in 2003 when Flexsteel made its largest acquisition, DMI Furniture, Inc.

Tom Holloran has provided extraordinary leadership since joining our Board in 1971. His qualities of integrity, honesty, enthusiasm and leadership have been key to his extraordinary contributions. Flexsteel has been fortunate to have someone with his skills, including his abilities in effective corporate governance, on our Board for nearly 40 years.

Tom has served on the Company’s Audit and Ethics Committee since its beginning in 1976 and served as Committee Chair through 2008. He also served on the Nominating and Compensation Committee from 1982 through 2010. He has also been our Lead Independent Director for nearly 20 years.

“Flexsteel has been very fortunate to have Bruce and Tom as trusted advisors for many years,” said Ronald J. Klosterman, Flexsteel’s President and CEO. “We will miss the guidance and counsel of Bruce and Tom. Our Company is much stronger because of their insights, significant contributions and the consistent support that they have provided during their long tenures as Directors.”

CONTACT:
Flexsteel Industries, Inc.
Justin R. Mills, 563-585-8294